UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

October 26, 2007

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On October 30, 2007, Susser Holdings, L.L.C. and Susser Finance Corporation (collectively, the “Issuers”), indirect subsidiaries of Susser Holdings Corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) pursuant to which they agreed to sell $150 million aggregate principal amount of 10-5/8% Senior Notes due 2013 (the “Additional Notes”) to the initial purchasers listed therein.

The Additional Notes will be sold to investors at a price of 102.5% of the principal amount thereof, plus accrued interest from June 15, 2007. The Additional Notes will have identical terms to the Issuers’ existing 10-5/8% Senior Notes due 2013, issued pursuant to that certain Indenture dated December 21, 2005 (the “Indenture”), of which $120 million aggregate principal amount are currently outstanding. The Additional Notes will bear interest at an annual rate of 10-5/8% and mature on December 15, 2013. The first interest payment on the Additional Notes will be payable on December 15, 2007, and interest will accrue on the Notes from June 15, 2007. The Additional Notes will be senior unsecured indebtedness of the Issuers and will be fully guaranteed on a senior unsecured basis by the direct and indirect parent companies of the Issuers, Stripes Holdings LLC and the Company, and each of the Issuers’ existing and future domestic subsidiaries other than one non-wholly-owned subsidiary.

The Additional Notes will be redeemable, in whole or in part, at any time on or after December 15, 2009, at the redemption prices specified in the Indenture. In addition, at any time prior to December 15, 2008, the Issuers may redeem up to 35% of the aggregate principal amount of the existing 10-5/8% Senior Notes and up to 100% of the Additional Notes with the net cash proceeds of certain equity offerings at the redemption price specified in the Indenture plus accrued and unpaid interest. The Issuers have redeemed $50 million aggregate principal amount of the existing 10-5/8% Senior Notes under this provision.

The Additional Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Additional Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

The Issuers will use the net proceeds from the sale of the Additional Notes, together with borrowings under the Issuers’ new revolving credit and term loan facilities, a concurrent sale/leaseback transaction and cash on hand, to fund the previously announced acquisition (the “Acquisition”) by the Company of TCFS Holdings, Inc., a Texas corporation and the parent of the Town & Country Food Stores chain of convenience stores (“TCFS”).

The initial purchasers of the Additional Notes and/or their respective affiliates have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates, for which they have received and may receive customary fees. Certain affiliates of the initial purchasers of the Additional Notes are and will be agents and/or lenders under the Company’s senior credit facilities and will receive customary fees related thereto.

The closing of the sale of the Additional Notes is expected to occur on November 13, 2007, subject to closing of the Acquisition and other customary conditions. The Purchase Agreement contains customary representations, warranties and agreements of the Issuers and customary indemnification rights and obligations of the parties and termination provisions.

Sale/Leaseback Agreement

On October 26, 2007, Stripes LLC, an indirect subsidiary of the Company, entered into a purchase agreement (the “Sale/Leaseback Agreement”) with National Retail Properties, LP (“NNN”) for the sale of 13 properties that the Company will acquire in the Acquisition. The purchase price for the 13 properties is approximately $50 million. The Sale/Leaseback Agreement is expected to close concurrently with the closing of the offering of the Additional Notes and the Acquisition. The properties acquired pursuant to the Sale/Leaseback Agreement will be leased back from NNN pursuant to triple-net leases for initial 20-year terms with five 5-year renewal options and customary representations, warranties and escalation features.

Item 8.01	Other Events.

On October 29, 2007, the Company issued a press release announcing the pricing terms of the proposed offering to eligible purchasers of the Additional Notes. The offering of the Additional Notes is subject to market and certain other conditions, including without limitation, the closing of the previously announced pending Acquisition. The press release is filed herewith as Exhibit 99.1.

The offering of the Additional Notes will not be registered under the Securities Act, and the Additional Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The information contained in this report is neither an offer to sell nor the solicitation of an offer to buy the Additional Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

99.1	Press Release of Susser Holdings Corporation, dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: November 1, 2007	By:	/s/ Mary E. Sullivan
		Name:	Mary E. Sullivan
		Title:	Executive Vice President and Chief Financial Officer